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
                                                    (SONUS PHARMACEUTICALS LOGO)



NEWS RELEASE

CONTACT:  PAMELA L. DULL, SONUS PHARMACEUTICALS, (425) 487-9500, EXT. 255



           SONUS PHARMACEUTICALS TO ACQUIRE FRENCH-BASED SYNT:EM, S.A.

   ACQUISITION ADDS NOVEL PAIN MANAGEMENT AND ONCOLOGY PRODUCT CANDIDATES AND
                    STRENGTHENS DRUG DISCOVERY CAPABILITIES

        TECHNOLOGY SYNERGIES WITH SONUS TOCOSOL(R) FORMULATION PLATFORM
            ACQUISITION TERMS WEIGHTED TOWARD MILESTONE ACHIEVEMENTS

BOTHELL, WASHINGTON, USA, AND NIMES, FRANCE -- NOVEMBER 3, 2004 -- Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today announced that it has entered into a definitive agreement to acquire Synt:em, a privately held drug discovery and development company based in Nimes, France. The acquisition will expand and diversify Sonus' drug development pipeline with a number of potential product candidates and enhance the Company's drug discovery capabilities by providing a validated, proprietary technology platform that is complementary to Sonus' TOCOSOL(R) drug delivery platform. The agreement was unanimously approved by the Board of Directors of Sonus and by all of the shareholders of Synt:em. The transaction is subject to a number of customary closing conditions, including approval of the issuance of shares by the shareholders of Sonus, and is scheduled to close in the first quarter of 2005.

"We are continuing to make good progress with TOCOSOL Paclitaxel, our lead cancer product. Based on this progress, we believe it is the right time to expand Sonus' position as a pharmaceutical development company," said Michael A. Martino, President and CEO of Sonus. "We believe the acquisition accomplishes this objective, and will increase long-term shareholder value by broadening our product development pipeline, enhancing our drug discovery and development engine in oncology and pain management, two large and related markets, and strengthening our organization and intellectual capacity with the addition of Synt:em's people, scientific expertise and collaborative European network."

"The acquisition immediately adds three product candidates for the management of inflammatory, neuropathic and chronic pain, two of which could be ready for clinical development in 2005 and one in 2006. Synt:em's oncology portfolio includes earlier stage compounds for the treatment of brain and lung cancers as well as other solid tumors. The deal also provides a synergistic, two-fold technology platform that will enhance our ability to develop drugs that are more convenient to use, safer and more effective than drugs developed with alternative technologies," said Mr. Martino.

SUMMARY OF FINANCIAL TERMS

Under the terms of the agreement, Sonus will issue common shares of its stock to acquire all of the outstanding capital stock of Synt:em from its shareholders. Sonus shares issuable in connection with the transaction are payable in three installments. At closing, the initial issuance of Sonus shares will consist of approximately $10 million of Sonus common stock. The second and third installments, having a current value of approximately $10 million each, are conditional upon product candidates of Synt:em reaching Phase 1 clinical trials. The purchase price for all three installments will be payable in shares of Sonus common stock that will be based upon its average closing price for the 20 consecutive trading ending two days before the Closing Date.

The number of shares issuable to Synt:em shareholders is subject to upper and lower collars, such that the aggregate number of shares issuable will not exceed 29% or be less than 26% of the fully diluted shares of common stock of Sonus on the Closing Date. As an example, based on a November 2, 2004 closing price of $2.65 per share, the initial issuance of shares at the closing would result in Synt:em's shareholders owning approximately 3.9 million shares, or 15% of the outstanding fully diluted shares of Sonus. If both the contingency milestones are reached, the shareholders of Synt:em would be issued additional shares such that the total consideration for the transaction, including the initial payment, would be between 7.6 million and 8.9 million shares of Sonus common stock.

Needham & Company, Inc. advised Sonus Pharmaceuticals on this transaction.

SYNT:EM'S TECHNOLOGY PLATFORM

The first component of Synt:em's technology platform (Pep:trans(TM)) has produced a series of proprietary, rationally designed peptides that are either active on their own or are linked to active drugs for safe and efficient transport across complex membranes such as the blood brain barrier. Linking a clinically validated or novel drug to a Pep:trans peptide can improve the drug's pharmacokinetics. In combination with Sonus' TOCOSOL technology, Pep:trans may also enable a unique pathway for more selective organ targeting and cell uptake of active drug compounds. Composition of matter patents related to Synt:em's technology and drug candidates have issued in Europe. Counterpart patent applications have been filed in the United States, Europe, Japan, Canada, and Australia.

The second component of Synt:em's platform is a drug discovery process, Acti:map(TM), which will provide Sonus with a proprietary computational approach for the design, development and optimization of new Pep:trans peptides and other drug candidates. Synt:em has successfully validated Acti:map through the design and optimization of a short peptide for Sangstat that successfully completed Phase 2 clinical trials for inflammatory bowel disease, and is being developed by Proctor & Gamble.

"We believe that Synt:em's drug discovery capabilities and preclinical pipeline together with Sonus' clinical drug development and regulatory expertise will result in a company with a broad and robust new product pipeline that will benefit patients, physicians and create long-term value for shareholders," said Michel Kaczorek, Ph.D., Synt:em CEO and founder. "In addition, the acquisition gives visibility to Synt:em's technology platform in the United States and provides Sonus with a presence in Europe that is of high strategic value as they advance TOCOSOL Paclitaxel to Phase 3 testing and plan for its commercialization." Upon completion of the acquisition, Dr. Kaczorek will become Sonus' Chief Science and Technology Officer, reporting to Mr. Martino, and a member of Sonus' Board of Directors. He will also continue to manage operations at Synt:em.

"This acquisition brings together two companies with exciting technologies that have the potential to improve the outcome and quality of life for cancer patients and those suffering from debilitating pain," said Laurent Ganem, M.D., General Partner of Apax Partners, and Chairman of the Synt:em Supervisory Board. "Synt:em's shareholders have unanimously approved the transaction, and we are committed to its long term success. The large majority of Synt:em's shares are held by institutional investors representing Europe's leading private equity firms and besides Apax Partners, include Banexi Venture Partners of Paris, BankInvest of Copenhagen, Lombard Odier of Zurich and 3i of London. The remainder of the Synt:em shares are held by management, employees, advisors and founders."

CONFERENCE CALL INFORMATION

Sonus will host its third quarter conference call today, November 3, at 1:30 P.M. Pacific Time/4:30 P.M. Eastern Time to discuss the proposed Synt:em acquisition as well as the Company's third quarter progress.
The call will be web cast live and archived on Sonus' web site at
 www.sonuspharma.com/events.html. A telephone replay of the conference call will also be available for one week at (800) 642-1687 or (706) 645-9291 for international calls; Pass code: 1340030.

ABOUT SONUS PHARMACEUTICALS, INC.

Headquartered near Seattle, Sonus is focused on the development of novel drugs for the treatment of cancer that offer improved administration, tolerability, safety and effectiveness. The Company's lead product is TOCOSOL Paclitaxel, a novel formulation of the leading anti-cancer drug paclitaxel. With patient enrollment complete in Phase 2a studies of TOCOSOL Paclitaxel, Sonus continues to advance the product toward Phase 3 testing. The promising clinical results generated to date continue to support the Company's belief that TOCOSOL Paclitaxel may potentially offer a safer and more effective alternative paclitaxel therapy for cancer patients that is better tolerated and easier-to-use. In addition to executing the plans for TOCOSOL Paclitaxel, Sonus remains focused on driving product and corporate development activities towards building and expanding its pipeline of oncology product candidates. For additional information, including news releases, please visit the Company's web site at www.sonuspharma.com.

ABOUT SYNT:EM, S.A.

Located in Nimes and Montpellier, France, Synt:em was founded in 1995 to discover and develop novel drugs that address unmet medical needs in cancer, pain management and diseases of the central nervous system. The company has approximately 40 employees. Additional information about Synt:em is available at www.syntem.com.

SAFE HARBOR

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products. As discussed in Sonus Pharmaceuticals' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004 and Quarterly Report on Form 10-Q filed August 16, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company's and Synt:em's products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the FDA may not approve the Company's proposed 505(b)(2) strategy; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the Company may not be able to effectively or completely integrate the business and operations of Synt:em; risks that the combined company may not be able raise capital to finance the increased costs of the business and operations of both companies; and risks of successful development of additional drug delivery products. Sonus undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

                                       ###

ADDITIONAL INFORMATION ABOUT THE ACQUISITION

Sonus will file a proxy statement and other documents concerning the proposed acquisition of Synt:em with the Securities and Exchange Commission. SONUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A copy of the proxy statement will be mailed to the stockholders of Sonus. Sonus stockholders may obtain a free copy of the proxy statement and other relevant documents filed by Sonus with the SEC when they become available at the SEC's website at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Sonus by directing a request to:
Investor Relations, 22026 20th Avenue S.E., Bothell, Washington, 98021, telephone number (425) 487-9500.

Sonus and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the stockholders of Sonus with respect to the proposed transaction. Information regarding the names, affiliations and interests of the participants in the solicitation will be included in the proxy statement.

The following script documents the quarterly conference call given by Sonus Pharmaceuticals, Inc. ("SNUS") on November 3, 2004.

SONUS PHARMACEUTICALS, INC.
Q3 2004 CONFERENCE CALL
WEDNESDAY, NOVEMBER 3, 2004
1:30 P.M. PACIFIC TIME


PAM DULL:

Thank you, operator and good afternoon everyone. Welcome to Sonus Pharmaceuticals' 2004 third quarter conference call. I am Pamela Dull, Director of Investor Relations. To begin the call, Sonus issued two news releases after the market closed today regarding our financial results and corporate progress for the quarter as well as our proposed acquisition of Synt:em, a drug discovery and development company. If you need copies of these press releases, please contact Sonus investor relations, and copies will be sent to you. You can also access the news releases on our web site at www.sonuspharma.com.

I would like to remind everyone that some of the statements made today may include predictions, estimates and other information that might be considered forward looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from our predictions and estimates as a result of various risk factors, including those identified in our Form 10-K for the year ended December 31, 2003, our Form 10-Q for the quarter ended June 30, 2004 and other SEC filings, all of which can be accessed on our web site.

With that, I'll turn the call over to Mike Martino, President and CEO of Sonus.

MIKE MARTINO:

Thanks, Pam. Good afternoon everyone and thank you for joining our conference call. Joining Pam and me on today's call are Dr. Michael Stewart, our Chief Medical Officer; and Dr. Neile Grayson, Vice President of Corporate Development. I am also pleased to introduce Alan Fuhrman, our CFO, who, I'm delighted to say, has hit the ground running since joining Sonus in September. Our discussion today will focus on two key messages:

- First, with regard to our most important corporate priority, I am pleased to report that we are making good progress with our lead product candidate, TOCOSOL Paclitaxel. Specifically, we have opened discussions with the FDA about our proposal for pivotal Phase 3 testing of TOCOSOL Paclitaxel, and partnership discussions for the product are very active and advancing.

- Second, based on our strong foundation with TOCOSOL Paclitaxel and our belief in its potential for commercial success, we are very pleased to announce today that we have entered into a definitive stock purchase agreement to acquire Synt:em, a privately held company based in Nimes, France, which is located one hour west of Marseilles. We believe this transaction will increase long-term shareholder value by adding complementary technologies and capabilities that expand our drug development pipeline and strengthen our drug discovery engine in the multibillion markets for oncology and pain management.


So, our agenda for today's call will be as follows:

1.    First, Alan will review third quarter financials;

2. Second, Michael will update our progress with TOCOSOL Paclitaxel, and I will provide an update on partnering discussions for that product;

3. Then we'll shift gears, and talk about Synt:em. I'll provide the strategic rationale for that acquisition, Neile will discuss the products and technology, and Alan will discuss the terms and financial implications as well as our financial outlook going forward;

4.    And, finally, I'll summarize key messages and open the line for questions.

I would like to, again, welcome Alan to Sonus and turn the call over to him.

ALAN FUHRMAN:

Thanks, Mike. It's a pleasure to be with all of you today, and it's an exciting time to be joining Sonus. I hope to have the opportunity to meet with many of you in person over the next few weeks and I look forward to working with Pam and Mike to keep you apprised of our corporate developments as we move ahead.

Turning to the financial results, we reported a net loss of $3.6 million, or $0.17 cents per share, for the third quarter of 2004, compared to a net loss of $2.5 million, or $0.15 cents per share, for the third quarter of last year. For the nine months ended September 30, 2004, the Company reported a net loss of $11.0 million, or $0.55 per share, compared with a net loss of $7.9 million, or $0.53 per share, for the same period of 2003. The higher net loss for the third quarter and year-to-date financial results reflected planned increases in research and development spending, primarily for TOCOSOL Paclitaxel clinical development, and, to a lesser extent, for our research programs and corporate development initiatives.

At quarter end, we had $25.0 million in cash. As anticipated, our financial results to date reflect a year to date spend rate of approximately $1.2 million per month on average, reflecting continued investment in the clinical and regulatory development of TOCOSOL Paclitaxel and work to bring forward additional product candidates. Later in the presentation, I'll discuss the financial impact of the Synt:em acquisition as well as our financing needs for 2005.

I would now like to provide you with a brief update on our Sarbanes-Oxley
Section 404 progress. Over the past quarter we have put considerable effort into assessing the effectiveness of our internal controls. We have nearly completed the documentation and interim internal testing phases related to all of our significant processes, and our external auditors, Ernst & Young, have also completed most of their interim audit procedures. This will be subject to a final year-end audit, and a separate audit opinion regarding the effectiveness of our system of internal controls will be included in the Form 10-K for the year ended December 31, 2004. Bottom line, to date no significant deficiencies or material weaknesses have been identified.

That completes a snapshot of our financial results through the third quarter. I'll now turn the call over to Michael Stewart to update you on our progress with TOCOSOL Paclitaxel.

MICHAEL STEWART:

Thanks, Alan. As Mike mentioned, we and the FDA have begun the process of reaching agreement on the remainder of the clinical and non-clinical work that will result in submission of a 505(b)(2) NDA for TOCOSOL Paclitaxel. We have submitted data from all work done to this point, including the results of the clinical pharmacology comparative study of TOCOSOL Paclitaxel and Taxol(R) that was conducted earlier this year, AND our proposal for the ensuing Phase 3 clinical trial to serve as the basis of approval for the NDA. We requested, and FDA has confirmed, a face-to-face End-of Phase 2 meeting to discuss the results of all work performed to date on TOCOSOL Paclitaxel and our proposal for a Phase 3 trial.

With regard to the clinical pharmacology study, it would be premature to comment on the specific results in advance of our FDA discussions; however, we believe the data are compelling, and I am pleased to say that the study investigators are planning to submit the results for presentation at the ASCO annual meeting in May 2005. Until now, understandings of the clinical pharmacology of paclitaxel were based on studies using Taxol and the effects of its toxic solubilizer, Cremophor, could not be fully characterized. In analyzing our data, we have learned not only a great deal about TOCOSOL Paclitaxel but a lot about Taxol as well.

With regard to our FDA submission, we have proposed to conduct a single pivotal Phase 3 trial to gain marketing approval of TOCOSOL Paclitaxel. In addition, agreement about the full content of the NDA dossier must be reached with the FDA. As is the usual case following an End-of-Phase 2 meeting, final written agreement and approval on all points of our pivotal program will occur after further exchange of written documents. We hope to be able to finalize agreement with the FDA on the study protocol by year-end. We, of course, will keep you informed as material developments occur.

In planning the Phase 3 clinical program, we believe it will also be in our best interest to pursue the Special Protocol Assessment process. In fact, the FDA has recently encouraged Sponsors to apply for SPA agreements. Obtaining an SPA agreement adds time to the trial start-up period, but it helps to minimize uncertainty in the approval process and can substantially reduce review time once the NDA is submitted. We intend to discuss an SPA with the FDA after reaching agreement on the final study design.

We currently are targeting initiation of Phase 3 testing in the second quarter of 2005 and have already begun talking with clinical investigators and contract research organizations to conduct the program. Regarding how this impacts our NDA submission target date, our original guidance had been that it could occur late next year or early in 2006. We now believe that it will not be possible for the NDA to be submitted by the end of next year. The revised estimated timing for its submission will be determined once we have reached final agreement with the FDA on the Phase 3 program.

Finally, let me give you just a brief update on the Phase 2b bladder and breast cancer studies that we are conducting in parallel with the 505(b)(2) strategy. Late last year, we initiated a trial of TOCOSOL Paclitaxel in the treatment of inoperable or metastatic urothelial transitional cell carcinomas, which are mostly bladder cancers. You may also recall that, since there are limited treatment alternatives for this disease, we applied for, and the FDA granted, Fast Track designation for our development program in this indication. We began the study with some of the most respected U.S. investigators in the field, including key opinion leaders at the Cleveland Clinic, the University of Pennsylvania, the University of Maryland, the Swedish Medical Center and the Fred Hutchinson Cancer Research Center.

Enrollment in the U.S. has proved to be as challenging as we told you it might be, because the population of advanced bladder cancer patients is small and standard treatment practice for these patients in the U.S. is, frankly, not very consistent. To complete enrollment in this study, we will be opening European study sites, as we also stated in our last conference call, in Spain and the U.K. We expect study sites in these countries to contribute meaningfully to study enrollment in early 2005, and we look forward to reporting response rate and time-to-progression data as they mature.

The third component of our regulatory strategy includes a program to expand our knowledge and experience with TOCOSOL Paclitaxel in APPROVED indications for taxane-based chemotherapies. With the positive results from our Phase 2a studies using TOCOSOL Paclitaxel in the second-line treatment of late-stage cancers, we decided to test it as first-line treatment in metastatic breast cancer. As mentioned in our last update, we initiated a Phase 2b study in breast cancer, and we are pleased that patient enrollment is progressing quite rapidly. Over half of the projected patients have already been successfully qualified for enrollment. We expect to complete study enrollment of approximately 45 patients before year-end and to have initial response data in the first quarter of 2005.

With that, I'll turn the call back to Mike.

MIKE MARTINO:

Thank you, Michael. I know that many of you are interested in our progress and the timing related to a corporate partner for TOCOSOL Paclitaxel. I can tell you that discussions are gaining momentum, and in at least one case are at the stage of discussing substantive terms. We are working diligently to structure a relationship that allows us to maximize the value of TOCOSOL Paclitaxel to deliver the highest possible return for our shareholders. We believe the clinical data to-date suggest that TOCOSOL Paclitaxel is a differentiable product with solid advantages. Our partnering discussions are with companies that share this view, and therefore assign the appropriate importance and urgency to successfully completing the clinical and regulatory development of TOCOSOL Paclitaxel in a way that optimizes its market introduction. The list of potential partners includes multinational pharmaceutical companies, specialty drug and branded generic drug companies. We believe that these discussions will soon converge on a deal, as we finalize agreement with the FDA on the Phase 3 program. While the timing is aggressive, based on the nature of our discussions with prospective partners, we believe that getting to an agreement-in-principle with the right partner on the right terms is achievable in 2004 and we are working hard to accomplish that objective. At the same time, I want to be very clear that leveraging TOCOSOL Paclitaxel to maximize shareholder value has always been our ultimate objective, and if, in our judgment, sliding the time line into the first part of 2005 puts us in a better position to achieve that, we will do so. In other words, we are not going to give up on significant deal points just to get a deal done by a specific time on the calendar.

Before turning to the proposed acquisition, I want to reiterate our confidence in the progress that we continue to make on the development of TOCOSOL Paclitaxel, which continues to be our top priority. Specifically, we believe we are on track over the next three to six months to:

-     Reach agreement with a corporate partner;

-     Reach agreement with the FDA on the Phase 3 program; and

-     Initiate pivotal Phase 3 testing of the product.

Now let's move on to our announced intention to acquire Synt:em. Given our progress with the development of TOCOSOL Paclitaxel, we believe this is the right opportunity and the right time to undertake this acquisition. As we have communicated in the past, we have actively been seeking ways to diversify Sonus into a multi-product company through both internal R&D and through external in-licensing and acquisition. We continue to make good progress with the development of alternative camptothecin-based compounds, and still expect to move one of those product candidates into the clinic in 2005. During 2004, we have also evaluated a significant number of potential business development opportunities that would allow us to further leverage our capabilities and assets. We believe that the acquisition of Synt:em is an outstanding opportunity that will result in a stronger company and contribute to increased shareholder value in three ways, as follows:

      - First, it expands and diversifies our product pipeline with the addition of three compounds for pain management that are in preclinical testing, two of which could enter the clinic next year. In addition, several earlier stage compounds may provide other clinical product opportunities in cancer treatment.

      - Second, it brings a proven, proprietary platform in peptide chemistry that complements our TOCOSOL drug delivery platform and enhances our ability to develop drugs for oncology and pain management that are more convenient to use, safer and more effective than drugs formulated with alternative technologies;

      - And third, it strengthens our organization and intellectual capacity with the addition of Synt:em's people, scientific expertise and collaborative European networks.

Simply stated, enhanced shareholder value from this acquisition can be attributed to three key areas: Pipeline, Platform and People. Now I'd like to turn the call over to Neile Grayson to elaborate on each of these:

NEILE GRAYSON:

Thanks, Mike. First, we'll talk about the expansion of our preclinical product pipeline: The Synt:em acquisition immediately adds three preclinical compounds that are currently designated Syn 1002, Syn 1003 and Syn 1001, for treating inflammatory, neuropathic and chronic pain, which are multi-billion dollar, worldwide market opportunities. We believe that Syn 1002 and Syn 1003 should be ready for clinical trials next year. Syn 1001, in an earlier stage of development, may be ready for clinical trials in 2006.

SYN 1002 is a non-opioid peptide analgesic that would compete in the pain management market currently dominated by COX-2 inhibitors, such as Celebrex(R) and Bextra(R), without the potential side effects of this class of compounds. An extensive body of preclinical work indicates that this molecule is extremely potent at low doses and very tolerable at high doses. It is believed to work by reducing pro-inflammatory cytokine production. This property has been independently demonstrated in animal models of inflammatory and neuropathic pain. A number of companies are currently working in the competitive space of pain management, and several are also developing peptide drug candidates. A recurring problem with these other peptide candidates, unlike Syn 1002, is their lack of in vivo stability, which precludes their use orally and which has limited them to administration by direct injection into the spinal fluid for treatment of severe chronic pain. In contrast, Syn 1002 is currently administered preclinically by intravenous or subcutaneous injection and has the potential for self- and oral administration.

SYN 1003 is a novel opioid entity that exhibits an increased potency, faster onset of action, and binding to both mu and kappa opioid receptors. This non-peptide analgesic is an outgrowth of prior research at Synt:em. In preclinical studies to-date, Syn 1003 shows good analgesic effects and exhibits fewer side effects with respect to dependence and respiratory depression. The initial development objective is for management of acute and chronic peripheral pain.

SYN 1001 is another novel opioid construct with faster onset, longer duration of action, greater potency and enhanced central nervous system uptake as compared to currently marketed opioids. Pre-clinical evaluation of this compound has been extensive, including opioid and non-opioid receptor binding, in vivo analgesic effect in models of acute, inflammatory and neuropathic pain and GLP toxicology. A first-generation version of Syn 1001 is currently completing Phase 1 clinical trials, and the data are being analyzed. Based on available information, Sonus and Synt:em management believe there is an opportunity to reengineer the current molecule to improve its pharmacologic profile and commercial potential, and we expect this improved second generation of the drug to be ready for the clinic in 2006.

Synt:em is also evaluating additional compounds in the discovery and pre-clinical stages of development for their potential use in oncology applications, including treatment of solid tumors. These products will complement and expand Sonus' oncology portfolio, which currently includes TOCOSOL Paclitaxel, camptothecin derivatives and novel platinum compounds.

NOW, I'D LIKE TO MOVE ON TO DISCUSS THE BROADENING OF OUR DRUG DISCOVERY
CAPABILITIES:

Synt:em provides a proprietary and complementary technology platform that include two distinct components: expertise in peptide chemistry and biochemistry and a validated drug discovery process.

Synt:em's peptide technology provides a series of proprietary, rationally designed peptides that are either active on their own or can be linked as conjugates to active drugs to improve their delivery in the body. In the conjugated form, these peptides enhance transport of active drugs across complex cell membranes, such as the blood brain barrier, and brings them to some selected organs and tissues. Synt:em's technology of using peptides to transport drugs across membranes has been named Pep:trans. We believe that Pep:trans may also provide complementary benefits to our TOCOSOL delivery technology platform. Composition of matter patents related to Synt:em's technology and drug candidates have issued in Europe. Counterpart patent applications have been filed in the United States, Europe, Japan, Canada, and Australia.

The second component of Synt:em's technology platform is called Acti:map, which is a proprietary computational process for designing and optimizing new peptides and/or drug candidates. Synt:em already has an extensive library of peptides under evaluation. Synt:em has demonstrated the ability of Acti:map to discover and optimize drug candidates through the discovery and design of a peptide for Sangstat, which is now part of Genzyme. This peptide is being developed by Proctor and Gamble and has successfully completed Phase 2 clinical trials for treatment of inflammatory bowel disease.
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Synt:em also brings two product candidates that are already partnered with small
European biotech companies. Probiodrug, a German company, is working with Synt:em on a project for multiple sclerosis, and a private Swedish-American company is also working with Synt:em on a project for the treatment of ALS or Lou Gehrig's disease.

Finally, let's talk about the strengthening of our organization through the Synt:em acquisition:

The acquisition will also bring important new expertise and resources to Sonus through the addition of Synt:em's scientists and their network of collaborators. It is worthwhile to note that the respective capabilities of Synt:em and Sonus are quite complementary and with very little overlap. Synt:em brings a well integrated team of scientists-managers, who have established disciplined processes for decision-analysis, decision-making, resource utilization and tracking outcomes focused on early discovery through preclinical proof - of-concept testing. They have 38 employees, over half of whom hold doctoral degrees. Synt:em is headed by Dr. Michel Kaczorek, who has 24 years of experience in the biotechnology industry, including founding Synt:em in 1995. Dr. Kaczorek was in charge of R&D at Pasteur Vaccins, now Pasteur Merieux. He is also one of the co-founders of Proteine Performance. Upon completion of the acquisition, we anticipate that Dr. Kaczorek will join the Sonus Board of Directors and will become our Chief Science and Technology Officer, reporting to Mike Martino. In addition, Dr. Kaczorek will continue to manage the day-to-day operations at the Synt:em facilities in France. Dr. Kaczorek has built a talented management team who brings significant experience from organizations like Eli Lilly, France's National Science Research Centre, Pierre Fabre Medicament, Hybridon, and Oxford Molecular.

Synt:em has a long-standing and valuable network of expert collaborators and consultants, ranging from academic scientists to experienced pharmaceutical industry veterans at prominent institutions in Europe, the U.S. and around the world.

In addition, Synt:em has a top-tier, pan-European institutional investor base that includes:

      -     Apax Partners
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                                       12


      -     Banexi Venture Partners of Paris

      -     BankInvest

      -     Lombard Odier

      -     3i

Finally, the acquisition establishes a presence for Sonus in Europe that will provide an important asset to us as we begin Phase 3 clinical testing for TOCOSOL Paclitaxel.

I will now turn the call over to Alan Fuhrman to discuss the financial terms of the transaction and the timeline for approval.

ALAN FUHRMAN:

Thank you, Neile.

Under the terms of the agreement, Sonus will acquire all of the outstanding capital stock of Synt:em from its shareholders. The purchase price will be payable in shares of common stock of Sonus and will be based upon the average closing price for the 20 consecutive trading days ending two days before the Closing Date. The shares issuable in connection with the transaction are payable in three installments. The initial issuance of Sonus shares at closing will consist of approximately $10 million of Sonus common stock. The second and third installments, having a current value of approximately $10 million each, are conditional upon product candidates of Synt:em reaching Phase 1 clinical trials. The number of shares issuable to shareholders of Synt:em is subject to upper and lower collars, such that the aggregate number of shares issuable will not exceed 29% or be less than 26% of the fully diluted shares of common stock of Sonus on the Closing Date.

As an example, based on yesterday's closing price of $2.65 per share, the INITIAL issuance of shares at the closing would result in Synt:em's shareholders owning approximately 3.9 million shares, or 15% of the outstanding fully diluted shares of Sonus. If both the contingency milestones are reached, the shareholders of Synt:em would be issued additional shares such that the total consideration for the transaction, including the initial payment, would be between 7.6 million shares and 8.9 million shares.

The transaction has been approved by 100% of Synt:em's shareholders and was unanimously approved by Sonus' board of directors. It is subject to a number of customary closing conditions, including approval of the issuance of shares by Sonus shareholders, and the transaction is anticipated to close in the first QUARTER of 2005.

As far as the timeline of activities to closing the transaction, we will file a proxy statement with the SEC some time later this month. Depending upon whether or not we receive SEC review, and the timing of such review, we expect to mail the proxy statement to shareholders near the end of the calendar year and to hold a special Sonus' shareholders' meeting approximately one month after that to vote on the acquisition.

Now, looking at the balance sheet, as of September 30, 2004, on a proforma basis, the combined entities had cash and cash equivalents of approximately $32 million. For the nine months ended September 30, 2004, our combined proforma burn rate was approximately $1.8 million per month, and would fund current operations for almost two years.

Our financial strategy going forward will depend on the outcome of our discussions with the FDA and the structure of a corporate partnership for TOCOSOL Paclitaxel. In 2005, we anticipate our burn rate will increase as we enter Phase 3 trials with TOCOSOL Paclitaxel, and as Camptothecin and Syn 1002 move into the clinic. As we gain additional clarity on our pivotal trial program and the corporate partnership we will be able to provide additional guidance for our 2005 financial needs and our plans for addressing them.

Mike, I'll turn the call back to you.

MIKE MARTINO:

Thanks, Alan. This acquisition builds upon the foundation that we have established with TOCOSOL Paclitaxel and expands our footprint as a pharmaceutical development company. The combination of Sonus and Synt:em will result in a stronger company with a broader product pipeline, expanded drug discovery and development capabilities and increased scientific expertise and resources, all of which we believe will enhance long-term value for our shareholders. This is a milestone step in our ongoing effort to build a company that can generate sustainable value over the long-term with multiple product opportunities. It reaffirms our confidence in our current product development pipeline, and positions us to take advantage of additional opportunities for future success.

To wrap-up, I'd like to mention that over the next several weeks we will be on the East and West coasts to meet with investors to discuss our progress with TOCOSOL Paclitaxel and the acquisition of Synt:em. I'm very pleased that Dr. Kaczorek will be joining us for those meetings on the East Coast. We will also be presenting at two investor conferences, starting with the RBC Dain Rauscher conference in Seattle tomorrow, Thursday, November 4, at 9:10 A.M. Pacific Time, as well as the Granite Financial Healthcare conference on November 18 in San Diego. Our presentations at both of these conferences will be broadcast on the Internet and can be accessed on our web site at www.sonuspharma.com.
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                                       15



That completes our prepared remarks, and we'd be pleased to answer any questions that you may have. Operator, could you please open the line for the first question.

**********************************Q&A*********************************

If there are no further questions, we'd like to thank all of you for joining us today. As always, we appreciate your support and look forward to keeping you updated on future developments.